EXHIBIT 10.20


             AMENDMENT #1 TO EMPLOYMENT AGREEMENT OF JANET CAMPBELL


This Amendment #1 to the Employment Agreement is between Janet Camp-bell (the "Employee") and InforMedix, Inc. (the "Company") dated as of October 15, 2003.

WHEREAS, the Employee and the Company entered into that certain Employment Agreement (the "Employment Agreement") dated as of June 18, 2001 and the Addendum (the "Addendum") to the Employment Agreement dated as of [_____________]; and

WHEREAS, Employee and Corporation wish to amend certain provisions of the Employment Agreement (all capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

1. Section 5 of the Employment Agreement is hereby amended and restated in its entirety with the following:

         A. Commencing on the date hereof, the Company (or at the Company's option, any subsidiary or affiliate of the Company) shall pay to the Employee an annual salary equal to $125,000, to be paid in cash in bi-weekly installments.

         B. Employee shall be paid a one-time bonus in cash equal to $37,500 upon receipt by the Company of cash receipts from sales, royalties and license fees or other income, cumulatively equal to $1,000,000.

         C. Employee shall be paid an additional one-time bonus in cash equal to $37,500 upon receipt by the Company of cash receipts from sales, royalties and license fees or other income, cumulatively equal to $2,000,000.

         D. Upon the Company receiving cash receipts from sales, royalties and license fees or other income, cumulatively equal to $2,000,000, the Company shall pay to the Employee an annual salary equal to $200,000, to be paid in cash in bi-weekly installments.

         E. Employee hereby acknowledges and agrees that the accrued but unpaid salary equal to $21,000 due to the Employee is hereby waived and the Company is released from all obligations with respect to such unpaid salary.

         F. Employee shall be paid an additional one-time bonus in cash equal to $10,500 upon the date of completion of the pilot test with Merck & Co., Inc.

         G. Employee shall be paid an additional one-time bonus in cash equal to $10,500 upon the date of execution of an agreement providing for the use of the Company's 5 products in a clinical trial.



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2.   The Employee acknowledges and agrees that the amendment to Section 5 of the
     Employment Agreement shall not be construed to be a reduction in the Base Salary for purposes of Section 5 or Section 8 of the Employment Agreement.

3.   The Addendum is hereby terminated and of no further force or effect.

4. This Amendment # 1 contains the entire understanding between the parties and supersedes any prior written or oral agreements, understandings, term sheets or other documents between them, with respect to the matters covered by this Amendment #1.

5. This Amendment #1 and any or all terms hereof may not be changed, waived, discharged, or terminated other than by way of an instrument in writing signed by the Company and the Employee.

6. All other terms and conditions not specifically changed by this Amendment #2 shall remain in full force and effect in accordance with the terms and conditions of the Employment Agreement.




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IN WITNESS WHEREOF, the parties have duly executed this Amendment #1 as of the date first written above.



COMPANY:                                        EMPLOYEE:



INFORMEDIX, INC.



 By: ------------------------                   ------------------------------
     Name:                                      Janet Campbell
     Title:









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